SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

COLLINS CAPITAL INVESTMENTS, LLC

THIS SECOND AMENDMENT dated as of April 29, 2015, to the Operating Expense Limitation Agreement, dated as of April 24, 2012, as amended January 22, 2015 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Amended and Restated Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and COLLINS CAPITAL INVESTMENTS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that Schedule A to the Agreement shall be amended to provide for the name of the Fund, the applicable expense limitation and the duration of the expense limitation;

NOW, THEREFORE, the parties agree as follows:

Section 4 of the Agreement, is hereby replaced and superseded by the following:

“4. TERM.   This Agreement shall become effective with respect to a Fund at the time the Fund or the respective class of the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of three years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement.   For avoidance of doubt, the name of the Fund, the amount of the operating expense limitation and the date of expiration of the operating expense limitation shall be specified on Schedule A of the Agreement.”

Amended and Restated Schedule A is hereby replaced and superseded with Amended and Restated Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS		COLLINS CAPITAL INVESTMENTS, LLC
on behalf of its series listed on Amended and
Restated Schedule A

By:	/s/ John P. Buckel	By:	/s/ Stephen Mason
Name:	John P. Buckel	Name:	Stephen Mason
Title:	President	Title:	Portfolio Manager

AMENDED AND RESTATED SCHEDULE A

to the

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

COLLINS CAPITAL INVESTMENTS, LLC

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets	Expiration
Collins Alternative Solutions Fund – Institutional Class Shares	2.49%	June 29, 2016
Collins Alternative Solutions Fund – Class A Shares	2.74%	June 29, 2016
Collins Long/Short Credit Fund – Institutional Class Shares	1.95%	February 27, 2018
Collins Long/Short Credit Fund –Class A Shares	2.20%	February 27, 2018